Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

July 29, 2008

Landmark Bancorp, Inc. Announces Earnings for the Quarter and Six Months Ended June 30, 2008 and Declares a Cash Dividend

(Manhattan, KS, July 29, 2008) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended June 30, 2008 of $0.69 versus $0.55 for the quarter ended June 30, 2007.  Net earnings for the quarter ended June 30, 2008 were $1.6 million, an increase of $223,000 as compared to the quarter ended June 30, 2007.  Diluted earnings per share for the six months ended June 30, 2008 were $1.14 versus $1.05 for the six months ended June 30, 2007.  Net earnings for the six months ended June 30, 2008 were $2.6 million, an increase of $45,000 as compared to the six months ended June 30, 2007.  Additionally, the Board of Directors declared a cash dividend of 19 cents per share, which will be paid on August 25, 2008 to stockholders of record as of August 13, 2008.

Patrick L. Alexander, President and Chief Executive Officer, commented, “The improvement in our financial results for the quarter and six months ended June 30, 2008 from 2007, was attributable to various non-interest income and non-interest expense components, as our net interest income remained relatively constant.  Contributing to the increased earnings for the second quarter of 2008 was $497,000 of gains on sales of investment securities and a $138,000 increase in gains on sales of loans compared to the second quarter of 2007.  These increases were offset by a $240,000 increase in our provision for loan losses.  We are pleased that our net interest income has remained relatively stable during 2008, as our net interest margin, on a tax equivalent basis, was 3.47% for the second quarter of 2008 compared to 3.50% for the second quarter of 2007.  This is particularly notable considering competitive deposit pricing pressures did not allow us to decrease our deposit funding costs at a rate equivalent to the decreases in loan rates we experienced, in a market that witnessed a dramatic decline in benchmark interest rates during the first several months of 2008 as the Federal Reserve Bank responded to a series of market crises and a severe tightening within the credit markets.  In light of recent economic conditions, we are pleased to report these financial results while maintaining our strong capital and liquidity positions.”

Alexander further commented, “We continued to provide for loan losses at a higher level than in the prior year due to the difficult conditions currently existing in the credit markets and economy.  However, our provision decreased from $600,000 in the first quarter of 2008 to $300,000 in the second quarter of 2008, which reflected our analysis of our loan portfolio and changes in market conditions.  While our levels of non-accrual and past due loans declined over the past six months, increased levels of loan loss provision were warranted given the current uncertain economic environment, declining residential real estate prices, increasing energy and food costs and declining consumer confidence.  We feel these factors have increased the external risk environment within which we operate and that risk remains present.  Current economic and market conditions have impacted practically all financial institutions to some degree, however, we are pleased to note that we have always focused on originating residential real estate loans that conform to secondary market standards and that these origination volumes remain strong in this challenging market environment.  We are confident that our capital levels, loan portfolio management and our provision for loan losses, positions us to deal with the economic uncertainties in this challenging environment.  We will continue to monitor economic events closely, along with the performance of our loan portfolio, and take the necessary steps required to address any issues that may arise.”

Net interest income was $4.5 million in both the second quarter of 2008 and 2007.  Our net interest margin, on a tax equivalent basis, declined to 3.47% from 3.50% for the quarters ended June 30, 2008 and 2007, respectively.  This decline in net interest income was due primarily to the decreases in our yields on interest earning assets outpacing the decreases in our cost of funding for deposits.  The provision for loan losses increased $240,000, to $300,000, during the second quarter of 2008 as compared to 2007.  As described above, this increase was primarily from changes in the U.S. economic conditions experienced during 2008.   Total non-interest income increased to $2.3 million for the second quarter of 2008 from $1.5 million for the second quarter of 2007.  The increase was primarily attributable to $497,000 in gains on sales of investment securities and increases of $138,000 in gains on sale of loans and $104,000 in fees and service charges, as compared to the second quarter 2007.  Market conditions during the second quarter of 2008 allowed us to sell longer term, higher yielding investment securities while purchasing shorter term, lower yielding investment securities.  The increased gains on sales of loans were driven by higher origination volumes of residential real estate loans that were sold in the secondary market and the increased fees and service charges were primarily related to deposits.  Total non-interest expense for the quarter increased $105,000 compared to the second quarter of 2007.  The largest increases in non-interest expense related to higher compensation and benefits costs and other real estate assets.  The effective tax rate was 27.4% for the second quarter of 2008 as compared to 23.2% for the same period of 2007.  The increase in the effective tax rate was primarily the result of higher taxable income.

Net interest income for the first six months of 2008 decreased $31,000 to $8.9 million as compared to 2007.  Our net interest margin, on a tax equivalent basis, declined to 3.48% from 3.54% for the six months ended June 30, 2008 and 2007, respectively.  The provision for loan losses increased $775,000, to $900,000, during the first six months of 2008.  Total non-interest income increased $1.2 million to $4.1 million for the first six months of 2008.  The increase was primarily attributable to $497,000 in gains on sales of investment securities, a $246,000 gain on the prepayment of a FHLB advance and increases of $299,000 in gains on sales of loans and $170,000 in fees and service charges, as compared to 2007.  The increased gains on sales of loans were driven by higher origination volumes of residential real estate loans that were sold in the secondary market and the increased fees and service charges were primarily related to deposits.  Total non-interest expense increased $237,000, an increase of 2.9%, during the first six months of 2008 compared to 2007.  The largest increases in non-interest expense related to higher compensation and benefits costs and other real estate assets.  The effective tax rate was 25.7% for the six months ended June 30, 2008 as compared to 22.9% for the same period of 2007.  The increase in the effective tax rate was primarily the result of higher taxable income.

Landmark Bancorp’s total assets increased to $616.6 million at June 30, 2008, compared to $606.5 million at December 31, 2007.  Net loans were $376.2 million at both June 30, 2008 and December 31, 2007.  At June 30, 2008, the allowance for loan losses was $3.3 million, or 0.9% of gross loans outstanding, compared to $4.2 million, or 1.1% of gross loans outstanding at December 31, 2007.  Loans past due more than a month totaled $8.4 million at June 30, 2008, compared to $11.9 million at December 31, 2007.  Loans past due more than a month, and still accruing interest at June 30, 2008, totaled $3.9 million.  At June 30, 2008, $4.9 million in loans were on non-accrual status, or 1.3% of net loans, compared to a balance of $10.0 million in loans on non-accrual status, or 2.7% of net loans, at December 31, 2007.  The decrease in non-accrual loans was primarily the result of  the collection of the outstanding balances on two loan relationships totaling $3.0 million and loan charge-offs recorded during the first six months of 2008.  Net loan charge-offs for the six months ended June 30, 2008 were $1.7 million compared to $50,000 for the comparable period of 2007.  While the charge-offs increased during the first six months of 2008, substantially all had a specific loss reserve allocation at December 31, 2007.  The increased charge-offs were primarily related to four loan relationships, with impaired collateral, on which we had exhausted our collection attempts.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	June 30, 2008	December 31, 2007	June 30, 2007
ASSETS:
Cash and cash equivalents	$13,058,669	$14,739,148	$12,265,581
Investment securities	172,137,273	164,724,181	157,981,549
Loans, net (1)	376,175,256	376,156,608	380,179,102
Loans held for sale	5,915,712	1,723,687	3,372,926
Premises and equipment, net	14,222,986	14,259,172	14,440,831
Goodwill	12,894,167	12,894,167	13,009,167
Other intangible assets, net	2,768,032	3,144,001	3,571,044
Bank owned life insurance	11,867,743	11,634,535	11,377,362
Other assets	7,517,114	7,179,224	7,156,726

TOTAL ASSETS	$616,556,952	$606,454,723	$603,354,288

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Deposits	$447,797,216	$452,652,306	$446,061,446
Other borrowings	111,400,075	93,088,079	100,013,018
Other liabilities	7,777,875	8,418,200	8,058,070

Total liabilities	566,975,166	554,158,585	554,132,534

Stockholders’ equity	49,581,786	52,296,138	49,221,754

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$616,556,952	$606,454,723	$603,354,288

(1)	Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.
The allowance for loan losses was $3,326,242, $4,171,667 and $4,105,129 at June 30, 2008, December 31, 2007 and June 30, 2007, respectively.

NONPERFORMING ASSETS (unaudited):

	June 30, 2008	December 31, 2007	June 30, 2007

Total non-accrual loans	$4,879,260	$10,037,022	$3,921,234
Accruing loans over 90 days past due	—	—	—
Real estate owned	1,172,664	491,722	356,485
Total nonperforming assets	$6,051,924	$10,528,744	$4,277,719

Total nonperforming loans to total loans, net	1.3%	2.7%	1.0%
Total nonperforming assets to total assets	1.0%	1.7%	0.7%
Allowance for loan losses to gross loans outstanding	0.9%	1.1%	1.1%
Allowance for loan losses to total nonperforming loans	62.2%	41.5%	104.7%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Six months ended June 30,		Three months ended June 30,
	2008	2007	2008	2007
Interest income:
Loans	$12,825,814	$14,348,373	$6,168,549	$7,212,091
Investment securities	3,598,487	3,459,943	1,779,489	1,780,664
Other	54,739	24,295	36,996	9,124
Total interest income	16,479,040	17,832,611	7,985,034	9,001,879

Interest expense:
Deposits	5,736,435	6,612,276	2,615,126	3,362,111
Borrowed funds	1,808,302	2,254,680	897,039	1,173,313
Total interest expense	7,544,737	8,866,956	3,512,165	4,535,424

Net interest income	8,934,303	8,965,655	4,472,869	4,466,455
Provision for loan losses	900,000	125,000	300,000	60,000

Net interest income after provision for loan losses	8,034,303	8,840,655	4,172,869	4,406,455

Non-interest income:
Fees and service charges	2,081,465	1,911,515	1,114,488	1,010,384
Gains on sales of loans	738,516	439,408	394,109	256,116
Gain on prepayment of FHLB borrowings	246,033	—	—	—
Gains on sales of investment securities	497,134	—	497,134	—
Bank owned life insurance income	233,923	229,967	117,833	114,143
Other	277,938	262,337	136,168	133,715
Total non-interest income	4,075,009	2,843,227	2,259,732	1,514,358

Non-interest expense:
Compensation and benefits	4,225,156	4,076,558	2,097,116	2,033,323
Occupancy and equipment	1,434,291	1,375,358	673,290	676,389
Amortization of intangibles	409,255	470,097	204,519	236,188
Data processing	402,989	405,610	205,799	202,290
Professional fees	232,577	252,319	121,312	134,412
Advertising	176,991	215,363	88,964	106,475
Other	1,670,834	1,519,867	871,641	768,702
Total non-interest expense	8,552,093	8,315,172	4,262,641	4,157,779

Earnings before income taxes	3,557,219	3,368,710	2,169,960	1,763,034

Income tax expense	914,298	770,487	593,553	409,431

Net earnings	$2,642,921	$2,598,223	$1,576,407	$1,353,603

Net earnings per share (2)
Basic	$1.14	$1.06	$0.69	$0.55
Diluted	1.14	1.05	0.69	0.55

Book value per share (2)	$21.85	$20.27	$21.85	$20.27

Shares outstanding at end of period	2,268,859	2,428,812	2,268,859	2,428,812

Weighted average common shares outstanding - basic	2,311,029	2,447,303	2,268,859	2,442,151
Weighted average common shares outstanding - diluted	2,320,660	2,467,306	2,277,360	2,462,863

(2)  Net earnings per share and book value per share at or for the periods ended June 30, 2007 have been adjusted to give effect to the 5% stock dividend paid during December 2007.

OTHER DATA (unaudited):

	Six months ended June 30,		Three months ended June 30,
	2008	2007	2008	2007

Return on average assets (3)	0.87%	0.87%	1.03%	0.90%
Return on average equity (3)	10.38%	10.51%	12.52%	10.83%
Equity to total assets	8.04%	8.16%	8.04%	8.16%
Net interest margin (3) (4)	3.48%	3.54%	3.47%	3.50%

(3)  Information for the six and three months ended June 30 is annualized.

(4)  Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.